Exhibit 99.1

Cougar Biotechnology Announces First Quarter 2008 Financial Results

LOS ANGELES--(BUSINESS WIRE)--Cougar Biotechnology, Inc. (Nasdaq:CGRB), a biotechnology company engaged in the in-license and development of clinical stage cancer drug candidates, today reported financial results for the first quarter ended March 31, 2008.

Review of Financial Results

For the quarter ended March 31, 2008, Cougar reported a net loss applicable to common stock of $6.4 million, or $0.31 per share, compared to a net loss applicable to common stock of $7.7 million, or $1.01 per share, for the quarter ended March 31, 2007. Total operating expenses for the first quarter of 2008 were $7.7 million, an increase of $0.5 million compared to the first quarter of 2007.

Total research and development expenses for the 2008 first quarter were $5.9 million, little changed from $6.0 million reported for the first quarter of 2007. Expenses attributable to clinical trial activity, primarily Cougar’s lead product candidate CB7630 (abiraterone acetate), increased approximately $3.5 million from the first quarter of 2007. This increase was essentially offset by a reduction of approximately $3.1 million in expenses associated with non-employee stock based compensation.

General and administrative expenses for the first quarter of 2008 were $1.8 million, compared to $1.2 million for the first quarter of 2007. The increase in general and administrative expenses was largely attributable to an increase in stock-based compensation of approximately $0.3 million, an increase in rent expense of approximately $0.1 million and an increase in other operating expenses of $0.2 million.

Net cash used in operating activities in the first quarter of 2008 was $6.2 million, compared to $2.8 million in the comparable 2007 quarter. As of March 31, 2008, cash, cash equivalents and investment securities available-for-sale totaled $129.3 million, compared to $135.3 million as of December 31, 2007.

Alan H. Auerbach, Chief Executive Officer and President, said, “During the first quarter of 2008, we presented positive Phase I and Phase II data on Cougar’s lead drug candidate CB7630 (abiraterone acetate) at the ASCO Genitourinary Cancers Symposium. Based on the results of these trials, in April we initiated our first Phase III trial of CB7630 in patients with metastatic castration-resistant prostate cancer who have failed docetaxel-based chemotherapy and we plan to initiate our second Phase III trial of CB7630 in patients with castration-resistant, chemotherapy-naïve prostate cancer in the second half of 2008.

“We further anticipate that we will initiate a Phase I/II trial of CB7630 in advanced breast cancer by mid-year 2008 and plan to present interim Phase I data from this trial in late 2008. Additionally, we look forward to advancing the other drugs in Cougar’s pipeline during 2008, including CB3304, which is currently in a Phase I/II trial in multiple myeloma,” added Mr. Auerbach.

About Cougar Biotechnology

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company, established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar's oncology portfolio includes CB7630, a targeted inhibitor of the 17alpha-hydroxylase/c17,20 lyase enzyme, which is currently being tested in a Phase III clinical trial in prostate cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types. Further information about Cougar Biotechnology can be found at www.cougarbiotechnology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include, without limitation, statements related to the timing of clinical trial initiations and the expected benefits to be derived from Cougar’s drug development programs, including the potential advantages of CB7630 and its potential for use in the treatment of chemotherapy refractory prostate cancer and in second-line hormone and chemotherapy treatment settings. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization, including the uncertainty of whether results in testing of CB7630 will be predictive of results in later stages of development. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-KSB for the year ended December 31, 2007, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

			Period from
			May 14, 2003
	Three Months Ended		(date of
	March 31,		inception) to
	2008	2007	March 31, 2008

Operating expenses:
General and administrative	$1,755	$1,183	$15,355
Research and development	5,907	6,042	48,080
Depreciation	53	14	171
Totals	7,715	7,239	63,606
Loss from operations	(7,715)	(7,239)	(63,606)
Interest income	1,316	382	5,373
Interest expense	-	-	(1,312)
Other expense	(27)	(486)	(1,951)
Net loss	(6,426)	(7,343)	(61,496)
Accretion of dividends on preferred stock
	-	(310)	(1,583)
Accretion of issuance costs on preferred stock
	-	(81)	(445)

Net loss applicable to common stock	$(6,426)	$(7,734)	$(63,524)

Net loss per common share - basic and diluted
	$(0.31)	$(1.01)
Weighted-average common shares outstanding - basic and diluted
	20,550,882	7,690,861

COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
Balance Sheet Data
Cash and cash equivalents	$70,967	$96,336
Short-term investment securities, at fair value	52,607	39,002
Long-term investment securities, at fair value	5,667	-
Total assets	132,972	138,307
Total liabilities	4,429	3,628
Total stockholders equity (deficiency)	128,543	134,679

CONTACT:
Cougar Biotechnology, Inc., +1-310-943-8040
Alan H. Auerbach, Chief Executive Officer and President
ahauerbach@cougarbiotechnology.com
Mariann Ohanesian, Director of Investor Relations
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull, +1-212-845-4271
David.schull@russopartnersllc.com
Andreas Marathovouniotis, +1-212-845-4235
Andreas.marathis@russopartnersllc.com